EXHIBIT 3.19(a)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LYONDELL-CITGO REFINING LP

THIS Certificate of Limited Partnership of Lyondell-CITGO Refining LP (the “Partnership”), is being duly executed and filed by Lyondell Refining Company, a Delaware Corporation, and CITGO Gulf Coast Refining, Inc., a Delaware corporation, as general partners, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1.	Name. The name of the limited partnership formed hereby is Lyondell-CITGO Refining LP.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

3.	Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

4.	General Partners. The names and the business addresses of the general partners of the Partnership are:

Lyondell Refining Company

P.O. Box 3646

Houston, Texas 77252-3646

CITGO Gulf Coast Refining, Inc.

P.O. Box 3758

Tulsa, Oklahoma 74556

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Limited Partnership, which shall become effective at 5:00 p.m. (Eastern time) on December 31, 1998, to be duly executed as of December 31, 1998.

LYONDELL REFINING COMPANY
a Delaware corporation

By:	/s/ T. Kevin DeNicola
Name:	T. Kevin DeNicola
Title:	Executive Vice President

CITGO Gulf Coast Refining, Inc. a Delaware corporation

By:	/s/ Ezra C. Hunt
Name:	Ezra C. Hunt
Title:	Vice President